EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 24, 1996, (except for the second paragraph of Note 8, as to which the date is April 30, 1996, and the third paragraph of Note 14, as to which the date is June 27, 1996) in the Registration Statement (Form S-1) and related Prospectus of Cirrus Logic, Inc. for the registration of $280,750,000 principal amount of its 6% Convertible Subordinated Notes due December 15, 2003 and 11,591,219 shares of its common stock.

Our audit also included the consolidated financial statement schedule of Cirrus Logic, Inc. listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                             /s/ Ernst & Young LLP

San Jose, California
March 18, 1997